Exhibit 99
FORM 3 JOINT FILER INFORMATION

Name of “Reporting Persons”:	Battery Ventures V, L.P. (“Battery”)
Battery Ventures Convergence Fund, L.P.
Battery Investment Partners V, LLC

Address of “Reporting Persons”:	930 Winter Street
Suite 2500
Waltham, MA 02451

Designated Filer:	Battery Ventures V, L.P.

Issuer and Ticker Symbol:	Veraz Networks, Inc. — VRAZ

Date of Event:	April 4, 2007
     Each of the following is a Joint Filer with Battery and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 3:
     Battery Ventures controls Battery Ventures V, L.P., Battery Ventures Convergence Fund, L.P. and Battery Investment Partners V, LLC.
     All Reporting Persons disclaim beneficial ownership of shares of Battery, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owner of all of the equity securities covered by this statement.
     Each of the Reporting Persons listed above has designated Battery Ventures V, L.P. as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder. Each Reporting Person has appointed Eric C. Schlezinger, Albert J. Wood and James F. Fulton, Jr., or any of them individually, as its attorney in fact for the purpose of making reports relating to transaction in Veraz Networks, Inc. Common Stock.

Battery Ventures V, L.P.

By:	/s/ Morgan M. Jones

Name:	Morgan M. Jones

Title:	Managing Member, Battery Partners V, LLC

Battery Ventures Convergence Fund, L.P.

By:	/s/ Morgan M. Jones

Name:	Morgan M. Jones

Title:	Managing Member, Battery Convergence

Partners, LLC

Battery Investment Partners V, LLC

By:	/s/ Morgan M. Jones

Name:	Morgan M. Jones

Title:	Manager